UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 21, 2015

Citizens Independent Bancorp, Inc.
(Exact name of registrant as specified in its charter)

Ohio	333-191004	31-1441050
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

188 West Main Street Logan, Ohio 43138 (740) 385-8561
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (740) 385-8561

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)     On January 21, 2015, Donald P. Wood resigned as the President and Chief Executive Officer of Citizens Independent Bancorp, Inc. (the “Company”) and its wholly-owned subsidiary, The Citizens Bank of Logan (“Citizens Bank”). Mr. Wood had been serving in this capacity on an interim basis until the Company and Citizens Bank could identify a replacement. Mr. Wood continues to serve as Chairman of the Company and Citizens Bank.

(c)     In connection with Mr. Wood’s resignation, the Board of Directors of the Company, after receiving bank regulatory approvals, appointed Daniel C. Fischer, 54, President and Chief Executive Officer of the Company and Citizens Bank. Mr. Fischer is a veteran bank executive. Most recently, Mr. Fischer was Sales Manager for Wells Fargo Home Mortgage in Cincinnati, Ohio from February 2014 to December 1, 2014. Prior to that, he was a Vice President with Union Savings Bank of Cincinnati, Ohio from April 1, 2011 to February 17, 2012. His other experience includes holding positions as Chairman, President and CEO of Urban Trust Bank in Lake Mary, Florida; Executive Vice President of Regional Banking at Associated Bancorp in Green Bay, Wisconsin; Dayton District President for Key Bank; and Senior Vice President of Retail Banking for Fifth Third Bank in Cincinnati, Ohio. Mr. Fischer has a BS degree in business and communications from Syracuse University, Syracuse, New York.

Mr. Fischer’s compensation will consist of an annual salary of $185,000, plus bonus of up to $30,000. In addition he will receive a relocation allowance up to $10,000 and will be eligible for standard employment benefits including participation in Citizens Bank’s 401 (k) plan.

(b) On January 22, 2015, Michael Knuchel resigned his position, effective immediately, as Chief Lending Officer of Citizens Bank.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CITIZENS INDEPENDENT BANCORP, INC.

Date: January 23, 2015
	By:	/s/ Donald P. Wood
Donald P. Wood
Chairman of the Board